Exhibit 99.1

                                  PRESS RELEASE

May  23,  2002

FOR  IMMEDIATE  RELEASE

QUADRACOMM,  INC.  TO  MERGE  WITH  FUTURECOM  GLOBAL,  INC.

Tampa, Florida (May 23, 2002) - QuadraComm, Inc. (Pink Sheets: "QDRA") and FutureCom Global, Inc., a private Scottsdale, Arizona telecommunications company, jointly announced today that they have entered into a definitive Agreement and Plan of Reorganization to consummate a merger between the two entities.

Under terms of the Agreement, shareholders of FutureCom Global ("FCG") will receive one share of QuadraComm ("QDRA") common stock for each share of outstanding common stock of FutureCom. As a result of the merger, FCG will become a wholly-owned subsidiary of the QuadraComm public company, but with the former FCG shareholders owning a large majority of the outstanding common stock of the newly defined entity. The merger requires the approval of FCG's shareholders and the completion of due diligence. Both companies' Management and Boards of Directors have unanimously recommended approval of the change as the initiation of a new level of opportunity for both growth and performance in the resultant combined company.

FutureCom Global, as the key operational element of the new company, is dedicated to becoming a recognized leader in the mass marketing of convergent wireless technologies. Its principal business is the development and marketing of unique wireless products, platforms and services. Some of the planned primary offerings include mobile phones, convergence devices, prepaid wireless handsets with patented technology, cellular docking stations, and wireless modem cards, among others.

Mr.  Robert  Ellis,  President of QuadraComm said, "This transaction will change the focus of our company into one primarily dedicated to the evolution and expansion of the wireless environment into the mass markets. FCG's technologies and relationships have the potential to create a very growth-oriented industry leader. We believe the business combination will be a great benefit to the shareholders of both companies".

Mr. Ronald Kelly, President and Chief Executive Officer of FutureCom Global said, "I am extremely excited that this transaction, and the access that it provides will improve our capability to accelerate overall product development, introduction and market expansion. We are totally convinced that this business combination is the correct decision at this time".

Prior to the finalization of the merger with FCG, QDRA has agreed to accomplish the following changes, subject to the completion of due diligence and a vote by its shareholders at a special meeting to be called for that purpose:
     -    Change  its  name from QuadraComm, Inc. to Technology Evolution, Inc.;
     -    Move  the  domicile  of the corporation from Colorado to Delaware; and
     -    Reduce  the  number  of  outstanding shares of common stock in the new


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          corporation.

Several other corporate actions will take place with the closing of the merger as a result of the changing focus of QDRA, including the election of a new board of directors for Technology Evolution, Inc., and the appointment of new officers. Mr. Kelly is to be elected president and chief executive officer of Technology Evolution.

The matters discussed in this press release may contain forward-looking statements. Actual results may differ materially from those projected or anticipated in any forward-looking statement. Investors are cautioned that such forward-looking statements involve risk and uncertainties, which may cause actual results to differ from those described herein, and, as such, Investors should not place undue reliance upon forward-looking data. The safe harbor provisions of the Securities Acts apply to forward-looking statements made by QuadraComm.


QUADRACOMM,  INC.  CONTACT:                FUTURECOM  GLOBAL,  INC. CONTACT:
================================================================================
Robert  Ellis                              Ronald  Kelly
President  &  Chief  Executive Officer     President & Chief Executive Officer
813-496-9191                               480-368-1888


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